EXHIBIT 2.4

Case 07-30230-hdh11     Doc 967 Filed 08/05/13     Entered 08/05/13 16:48:14     Page 1 of 2

E. P. Keiffer (SBN 11181700)
WRIGHT GINSBERG BRUSILOW P.C.
325 N. St. Paul Street, Suite 4150
Dallas, TX 75201
Phone: (214) 651-6500
Fax: (214) 744-2615
Email: pkeiffer@wgblawfirm.com

ATTORNEYS FOR HALTER FINANCIAL INVESTMENTS
AS SUCCESSOR/ASSIGNEE OF HALTER FINANCIAL GROUP, L.P.

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

In re:	§
	§	Jointly Administered
SENIOR MANAGEMENT SERVICES	§
OF TREEMONT, INC., et al,	§	CASE NO. 07-30230-HDH-11
§
Debtor.	§

CERTIFICATE OF COMPLIANCE
WITH REVERSE ACQUISITION REQUIREMENTS

TO THE HONORABLE HARLIN D. HALE, UNITED STATES BANKRUPTCY JUDGE:

SMSA Ballinger Acquisition Corp. (“SMSA Ballinger”), the reorganized debtor formerly known as Senior Management Services of Heritage Oaks at Ballinger, Inc., files this its Certificate of Compliance with Reverse Acquisition Requirements and would respectfully show the Court as follows:

1. The First Amended Modified Plan of Reorganization for Senior Management Services of Treemont, Inc., et al (the “Plan”) was confirmed by order of this Court entered on August 2, 2007. SMSA Ballinger is referred to in the Plan as Senior Management Services of Heritage Oaks at Ballinger, Inc.

2. Pursuant to the Plan, as modified, SMSA Ballinger was required to complete a reverse merger or acquisition by the Consummation of the Plan Date in order to secure the discharge under 11 U.S.C. §1141. The Consummation of the Plan Date as to SMSA Ballinger is defined as being no later than seventy-two (72) months from the Effective Date of the Plan. The Effective Date under the Plan is defined as August 10, 2007. The Confirmation order was entered on August 2, 2007. The Consummation of the Plan Date is August 10, 2013.

Certificate of Compliance With Reverse Merger Acquisition Requirements - Page 1 of 2
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Case 07-30230-hdh11     Doc 967 Filed 08/05/13     Entered 08/05/13 16:48:14     Page 2 of 2

3. SMSA Ballinger entered into a License Agreement (the “Agreement”) with Snotorator, LLC (“Snotorator”) and Orsolya Peresztegi (“OP”) on August 1, 2013. By the Agreement, Snotorator gave licensed certain intellectual property to SMSA Ballinger and gave SMSA Ballinger the exclusive right to sell certain licensed products in South America for a period of at least twenty-four (24) months. As a condition of the Agreement, OP was appointed as CEO, President, CFO, Secretary and Treasurer of SMSA Ballinger, and OP was granted 9,500,000 restricted shares of SMSA Ballinger as consideration for taking such roles. Pursuant to the Agreement, SMSA Ballinger is now engaged in the business of marketing and selling medical devices in South America. The agreement was dated as of August 1, 2013, and fully executed on that date. SMSA Ballinger herein certifies to this Court that the closing of the Agreement meets the requirement of the Plan.

Dated: August 5, 2013
Respectfully submitted,

WRIGHT GINSBERG BRUSILOW P.C.

By: /s/ E. P. Keiffer
       E. P. Keiffer (SBN 11181700)
   325 N. St. Paul Street, Suite 4150
   Dallas, Texas 75201
   (214) 651-6517 - telephone
   (214) 744-2615 - facsimile
   Email: pkeiffer@wgblawfirm.com

ATTORNEYS FOR HALTER FINANCIAL
INVESTMENTS AS SUCCESSOR/ASSIGNEE
OF HALTER FINANCIAL GROUP, L.P.

Certificate of Compliance With Reverse Merger Acquisition Requirements - Page 2 of 2
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